EXHIBIT 10.1
EMPLOYMENT AND SEPARATION AGREEMENT
     THIS EMPLOYMENT AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into effective as of August 1, 2006 (the “Effective Date”), by and between MicroMed Cardiovascular, Inc. and Travis E. Baugh (“Employee”);
W I T N E S S E T H:
     WHEREAS, the Employee and the MicroMed Technology, Inc., the wholly owned subsidiary of MicroMed Cardiovascular, Inc. (together with MicroMed Technology, Inc., the “Company”), are parties to that certain Employment Agreement dated as of July 11, 1996, as amended (the “Employment Agreement”); and
     WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Resignation of Officer Positions; Term and Extent of Services as an Employee. As of the Effective Date, Employee hereby resigns as President and Chief Executive Officer of the Company and from such other officer positions has he may hold with the Company and its affiliates, but shall remain as an employee of the Company until the earlier of i) the date a successor President and Chief Executive Officer of the Company is named or ii) September 30, 2006 (the “Separation Date”). From the Effective Date until the Separation Date (the “Term”), Employee shall continue to be employed by the Company and make himself available to provide such advisory and other services to the Board of Directors and the Company as may be mutually agreed by the Employee and Company from time to time, which is generally agreed by the parties to require Employee to be at work three days per week, but from time to time may require more than three days per week, as reasonably agreed amongst the parties hereto. During the Term, Employee agrees to perform to the best of his ability and with reasonable diligence the duties and responsibilities, as mutually agreed by the Employee and Company, assigned to him, at the time and in the manner assigned to him, by the Board. In addition, Employee agrees to use his best efforts to maintain the continuing employment of all current employees; however, the resignations of any such employees will not impact Company’s obligations under this Agreement. After the Separation Date, Employee shall be free to pursue employment elsewhere, subject to his obligations set forth in Sections 5 and 6; however, Employee agrees to make himself available for six months following the Separation Date, and beyond that date as mutually agreeable to Employee and the Company, to provide consulting services to the Company as reasonably requested by the Company in order to provide for an orderly transition for the successor to Employee, with such consulting services not to exceed eight hours per month unless mutually agreed by Employee and Company.

     2. Compensation and Benefits. In consideration for the Employee’s execution of and compliance with this Agreement, including but not limited to the restrictive covenants described in Sections 5 and 6 and the execution of the Waiver and Release attached hereto as Attachment A, the Company shall provide the consideration set forth below in this Section 2. This consideration is provided subject to the binding execution by the Employee of the attached Waiver and Release agreement at the time of execution of this Agreement. The Company’s obligation to make any further payments otherwise due under Section 2 shall cease in the event the Employee fails to comply with the obligations set forth in Sections 5 and 6 of this Agreement or the Waiver and Release. As a condition of receiving severance pay contemplated under this Agreement, Employee agrees to execute an identical Waiver and Release form (but dated October 13, 2006) upon the Separation Date.
     DURING THE TERM
     (a) Salary: Employee’s base salary shall remain unchanged.
     (b) Welfare and Retirement Benefits: Employee shall be eligible to continue to participate in the Company’s health and welfare plans and qualified retirement plans on a basis comparable to that of other employees of the Company.
     (c) Incentive Plans: Employee shall not be eligible to participate in any new awards under the Company’s annual or long-term incentive plans or programs, and Employee shall not be eligible to receive an annual bonus for 2006. Employee will continue to vest in stock options granted to Employee under the Company’s stock option plans in accordance with the terms of those plans and any applicable agreements.
     (d) Vacation: Employee shall be eligible to accrue additional vacation pay during the Term.
     (e) Expense Reimbursement: Employee shall be entitled to reimbursement of reasonable expenses incurred in the performance of his employment duties hereunder in accordance with the Company’s policies regarding employee expense reimbursement.
     AFTER THE SEPARATION DATE
     (a) Severance: Employee shall be paid $250,000.00 in severance pay at a rate of $ $9,615.39 per pay period (payment to be made over twelve months, the “Severance Period”), paid bi-weekly in accordance with the Company’s normal payroll practices, with the final payment due September 26, 2007 (Final Payment Date).
     (b) Welfare and Retirement Benefits: Employee shall not be eligible to participate in the Company’s health and welfare plans and qualified retirement plans of the Company during the period in which he receives severance payments hereunder; however, during the six month Severance Period, the Company shall pay for the cost of any COBRA premiums for the Employee’s current family coverage under the Company’s health and dental insurance plans, if the Employee elects to continue coverage under COBRA.

     (c) Incentive Plans: Employee shall not be eligible to participate in any new awards under the Company’s annual or long-term incentive plans or programs, and Employee shall not be eligible to receive an annual bonus for 2006. Employee will not continue to vest in stock options granted to Employee under the Company’s stock option plans.
     (d) Vacation: Employee shall not accrue additional vacation pay after the Separation Date.
     (e) Expense Reimbursement: Employee shall be entitled to reimbursement of reasonable expenses incurred in the performance of his consulting duties hereunder in accordance with the Company’s policies regarding employee expense reimbursement.
     3. Resignation of Employment. Effective as of the Separation Date, Employee agrees to voluntarily terminate his employment with the Company and all affiliates, and to resign as a member of the Board.
     4. Compensation Following Separation Date and Final Payment Date. Following the Separation Date, Employee shall only be entitled to receive the compensation and benefits expressly set forth in this Agreement. After the Final Payment Date, no additional compensation or benefits shall be payable to the Employee; provided however:
     (a) Employee shall be entitled to continuation of group health plan benefits as required under COBRA, provided that Employee pays the full premium required for COBRA continuation coverage; and
     (b) Employee’s outstanding options shall remain exercisable only to the extent permitted in accordance with the terms of their underlying option agreement(s).
     5. Restrictive Covenants. As a material inducement to Company to enter into this Agreement and in exchange for the additional consideration provided herein, which includes but is not limited to (i) access to confidential and trade secret information, (ii) employment for the defined period, including the consulting arrangement, and (iii) compensation and benefits as described herein, Employee agrees to reaffirm the provisions of Sections 4 and 5 of his Employment Agreement, and acknowledges that the following restrictions are in force and effect in consideration of the Company’s prior and future provision of confidential information and other consideration to Employee during the course of his employment:
     (a) During the Term and for a period of 12 months after the Separation Date, Employee shall not, acting alone or in conjunction with others, directly or indirectly, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by Employee of up to three percent of the voting stock of any corporation subject to the periodic reporting requirements of the Securities and Exchange Act of 1934 shall not violate this Section 5.
     (b) In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during the Term and for a period of 12 months after the Separation Date, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company for any competitive purposes, or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material, technology, patents, proprietary information or other information of the Company relating thereto.
     (c) It is understood between the Company and Employee that Employee may engage in other consulting relationships that do not conflict with Employee’s responsibilities under this Agreement.
     (d) Employee agrees that he will not disclose to any other person, firm or corporation or use for his own personal gain, any confidential trade, ideas, or other Company information, except for such disclosures as required in the performance of his duties hereunder. If Employee shall during his employment hereunder discover, conceive, develop or improve any inventions, techniques, methods, trade secrets or products related to the business of the Company, such discovery shall belong to and be the sole property of the Company or its designee, whether or not copyright or patent applications or other procedures for establishing proprietary rights are available or commenced. Upon any such discovery, Employee shall communicate the same to the Company and shall cooperate fully in establishing and maintaining all such rights of the Company or its designee at the Company’s expense. Notwithstanding anything herein to the contrary, the provisions of this Section 5(d) shall survive and be in effect during the term hereof and for three years after the Separation Date.
     (e) As a condition of receiving the severance payment set forth in Section 2, Employee agrees to return to the Company on the Separation Date all Company property in his possession, custody or control, including, but not limited to, all documents, files, disks, tapes, CD’s or other storage devices containing any information relating to Company or its products and customers; all keys, cards or other access devices; and any other property, equipment or electronic devices of the Company in his possession, except that Employee may keep and is not required to return the Company-owed laptop computer and related accessories in his possession. As a condition of keeping the laptop, Employee represents and agrees that he will delete all files and information stored on the laptop relating to the Company, including any confidential information relating to the products or customers of the Company. Employee agrees to provide written confirmation to the Company prior to receiving the first severance payment that all such files and information have been deleted.

     6. Nondisparagement. Employee and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to Employee’s separation from employment, and Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Employee to any state or federal law enforcement agency or require notice to the Company or Employee thereof, and neither Employee nor the Company will be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.
     7. Enforcement. Employee and the Company each hereby agree that a violation of the provisions of Section 5 or 6 would cause irreparable injury to the Company and its affiliates and, in the case of a violation of Section 6, to the Employee, in each case for which they may have no adequate remedy at law. The Company and Employee specifically retain the right to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of Section 5 or 6 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Employee and the Company hereby waive any such requirement). Any such injunctive relief shall be in addition to any other remedies to which Employee or the Company may be entitled at law or in equity or otherwise.
     8. Interpretation. If any provision of Section 5 or 6 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of the Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed. As used in Sections 5 and 6, the term “Company” includes the Company and any affiliate of the Company.
     9. Assistance with Litigation. The Employee agrees that for a period of two years after the Separation Date and in each case as may be reasonably necessary, the Employee will make himself reasonably available at the Company’s expense and will furnish such information and proper assistance in connection with testifying in any litigation to which he has personal knowledge as a witness in which the Company or any affiliate or subsidiary is then or may become involved. In addition, if Employee is requested by Company to provide consulting, advice, strategy or background information in connection with any Company related litigation, Company agrees to compensate Employee at an hourly rate of $300 per hour plus expenses for each such case.
     10. Nonassignability. Except as set forth in the Waiver and Release, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Employee, nor shall it be subject to attachment or legal process for or against the Employee.

     11. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     12. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
     13. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

MicroMed Cardiovascular, Inc. 8965 Interchange Drive Houston, Texas 77054 FAX: 713-838-9214

Attention: President and Chief Executive Officer

With a copy to:

Todd Ficeto Hunter World Markets 9300 Wilshire Blvd. Penthouse Suite Beverly Hills, CA 90212

To Employee:

Travis E. Baugh, [ ] Houston, Texas 77095
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
     14. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Employee’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Employee will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Employee or any other person.

     15. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
     16. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
     18. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     19. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.
     20. Entire Agreement; Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes the Employment Agreement and any other prior employment agreement or severance plan or agreement between the Company or any predecessor of the Company and the Employee, except that the terms and conditions of: (i) Sections 4 and 5 of the Employment Agreement shall continue as set forth in Section 5 of this Agreement; (ii) the Indemnification Agreement between Employee and the Company shall remain in effect though the Separation Date and shall also apply to any consulting work done by Employee pursuant to this Agreement; and (iii) any stock option agreements between the Company and Employee, which shall be governed by the terms and conditions of those agreements.
     21. Venue. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Employee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

MICROMED CARDIOVASCULAR, INC.
By:	/s/ Clarice Motter
	Name:	Clarice Motter
	Title:	Corporate Secretary and Authorized Signatory, as authorized by the Board of Directors

TRAVIS E. BAUGH
/s/ Travis E. Baugh

Attachment A
WAIVER AND RELEASE
     In exchange for the consideration offered under the Employment and Separation Agreement between me and MicroMed Cardiovascular, Inc. (the “Company”), dated effective August 1, 2006 (the “Agreement”), I hereby waive all of my claims and release the Company, its affiliates, and each of their directors and officers, executives, employees and agents, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.
     I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have until 21 calendar days after August 1, 2006 to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective.
     In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any complaint, or any other action or proceeding with any local, state and/or federal court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Texas Human Rights Act; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.
     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.
     I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.
     I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.
     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.
     By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.
     I understand and agree that this Waiver and Release and all of its terms shall be binding upon my representatives, heirs, executors, administrators, successors and assigns, and shall enure to the benefit of any successors or assigns of the Company.
AGREED TO AND ACCEPTED this
                        day of                                    , 2006.

TRAVIS E. BAUGH